EXHIBIT 99.1

March 19, 2013

Larry Mauldin, Chairman of the Board
Mike Kramer, President and CEO
531 Broad Street
Chattanooga, TN

Gentlemen:

It is with mixed feelings that I submit my resignation effective March 19, 2013 from the Board of Directors of FSG and its subsidiary FSG Bank. Having been involved in the formation of the bank in 1999 it has been a pleasure and a challenge to serve on the Board during those years. Now with the finalization of the refinancing and my move to a retirement community in Dallas, Texas, to be near my children, I believe it's time for me to step down.

I am confident that the Board, in unison with the Management Team, will be successful making the Bank grow and prosper in the future. I wish you all the very best.

Sincerely,

/s/ Ralph Kendall